EXHIBIT 99.1

Investor Contact	Media Contact

Eugene M. Truett	Kenneth D. Julian
717.975.5677	717.730.3683
etruett@harsco.com	kjulian@harsco.com

IMMEDIATE RELEASE

HARSCO NAMES RAILROAD INDUSTRY EXECUTIVE JAMES F. EARL
TO ITS BOARD OF DIRECTORS

CAMP HILL, PA (July 25, 2012) . . . Diversified global industrial services and engineered products company Harsco Corporation (NYSE: HSC) announced today the election of James F. Earl to the Harsco Board of Directors, effective immediately.

Mr. Earl has served as the executive vice president and chief operating officer of GATX Corporation since 2006, overseeing the company’s global rail operations along with its industrial equipment finance activities.  He was most recently named president of its GATX Rail International business group, where he leads GATX’s increasing focus on international rail growth.  Mr. Earl also serves as the chief executive officer of GATX’s American Steamship Company subsidiary.  Chicago-based GATX is one of the world’s leading railcar and locomotive leasing companies.

Mr. Earl has served as an executive with GATX since 1988 and before that held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company.  He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry.

His election increases the Harsco Board to nine members, of whom eight are considered independent directors.  Announcing the election, Harsco Interim Chairman and CEO Henry J. Knueppel said, “Jim is an experienced corporate leader and strategic decision-maker with deep-seated knowledge of the rail industry.  His perspectives will add to the considerable depth and breadth of experience represented on the Harsco Board.”

Harsco Corporation serves key industries that play a fundamental role in worldwide economic growth, including steel and metals production, construction, railways and energy.  Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index.  Additional information can be found at www.harsco.com.

# # #